EXHIBIT 99.1

Contact:

Insignia Systems, Inc.
John Gonsior, CFO
(763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES ADDITION TO BOARD OF DIRECTORS

MINNEAPOLIS, MN — December 11, 2014 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) announced today that Jacob J. Berning has been appointed as an independent member of the Board of Directors of the Company.  With the addition of Mr. Berning, the Company’s Board will expand from seven to eight directors, seven of whom will be independent.

Mr. Berning is a Vice President of Marketing at The Schwan Food Company.  He has extensive leadership experience across a diverse set of businesses and teams in the consumer packaged goods industry.  His 15 years of marketing experience working with a variety of different brands also includes time as Marketing Director at WhiteWave Foods and Marketing Manager at General Mills.

Insignia’s President, CEO and Board member, Glen Dall commented, “Jacob’s experience at a senior management level in the CPG industry will be invaluable to us as we plan for the next phase in the company’s growth and success. We are pleased to welcome Jacob to Insignia’s Board and look forward to his contributions.”

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs, and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase.  Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 2,000 mass merchants and 8,000 dollar stores.  With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé, and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase.  For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

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